EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Cerulean Group, Inc. (A Development Stage Company):

We consent to the inclusion in the foregoing Registration Statement on Amendment No. 3 of Form S-1 of our report dated December 31, 2012, relating to our audit of the balance sheet of Cerulean Group, Inc. as of October 31, 2012, and the related statement of operations, stockholders' equity, and cash flows for the period from February 27, 2012 (Inception) through October 31, 2012. Our report dated December 31, 2012, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

April 3, 2013